Exhibit 10.45
DOMA HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
1.    Purpose
Doma Holdings, Inc. and its subsidiaries may provide severance payments under this Doma Holdings, Inc. Executive Severance Plan (the “Plan”) to an eligible executive whose employment is terminated by the Company and who meets the eligibility requirements defined below. The purpose of this program is to provide financial assistance to the executive while he or she is seeking another position. A qualifying executive participating in the Plan will not participate in any other severance plan sponsored or maintained by the Company or any of its subsidiaries, and any severance benefits payable to an executive under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the executive’s termination of employment with the Company under the circumstances covered by this Plan, unless such agreement or arrangement specifically provides that a payment or benefit payable upon termination of employment is to be in addition to any payments or benefits under this Plan.
This Plan is effective as of May 1, 2021.
2.    Definitions
(a)    “Board” means the Board of Directors of the Plan Sponsor.
(b)    “Company” means Doma Holdings, Inc., or any subsidiary of Doma Holdings, Inc., through which any Participant covered by this Plan was employed immediately prior to the Participant’s termination of employment.
(c)    “Cause” means, unless otherwise provided in an individual’s Participation Agreement, a Participant’s (i) failure or refusal to substantially perform the Participant’s duties and obligations under the Participant’s employment or other agreement between the Participant and any member of the Company Group (for reasons other than death or Disability), which failure is not cured to the sole and reasonable satisfaction of the Compensation Committee; (ii) failure to comply with the policies, standards, codes of conduct, and regulations established by any member of the Company Group from time to time, which failure is not cured to the sole and reasonable satisfaction of the Board; (iii) failure to comply with any reasonable legal directive of the Company or the Board; (iv) commission of any crime or act of moral turpitude, fraud, theft, misappropriation, embezzlement, misrepresentation, or other unlawful act that results in harm to any member of the Company Group, including financial or reputational, which harm shall be determined in the Compensation Committee’s sole and reasonable discretion; (v) violation of a federal or state law, rule or regulation applicable to the business of any member of the Company Group; (vi) commission of, or entering a plea of nolo contendere or guilty to, a felony under the laws of the United States or its equivalent in the jurisdiction in which the act that constituted the felony occurred; or (vii) material breach of the terms of any agreement between the Participant and any member of the Company Group. With respect to (i) and (ii) above, only, the Participant shall have ten days to cure following written notice of the Participant’s failure or refusal to perform or comply.
(d)    “Company Group” means the Plan Sponsor and each of its subsidiaries and affiliates.
(e)    “Compensation Committee” means the Compensation Committee of the Board.
(f)    “Disability” means a physical or mental condition that, after reasonable accommodation, has prevented the Participant from performing satisfactorily his duties hereunder for a period of at least (i) 120 consecutive days or (ii) 180 non-consecutive days in any 365 day period; provided that if and to the extent that the Participant’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” means that the Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.
(g)    “Good Reason” means the occurrence, without the Participant’s consent, of any of the following events or circumstances:
a.    any material decrease in the Participant’s base salary (except as part of a reduction that is proportionately applicable to substantially all senior executives of the Company);
b.    the relocation of the Participant’s primary work site to a location more than fifty (50) miles from both the Company’s current location and the Participant’s primary residence; provided that in no event shall business-related travel requirements constitute Good Reason; provided further that to the extent the Participant is permitted to work remotely, there shall not be Good Reason; or
c.    any material reduction in the Participant’s position, reporting relationship or duties; or
d.    any material breach of any material written agreement between the Participant and any member of the Company Group.
Notwithstanding the foregoing, Good Reason shall not exist unless the Participant has given the Board written notice of the applicable event or circumstance within thirty (30) days of the date the Participant has actual knowledge thereof, which notice describes in reasonable detail the event or circumstance constituting such claimed breach and informs the Board that the Company is required to cure such breach (if curable) within thirty (30) days (the “Company Cure Period”) of the date of such notice, and such breach is not cured within the Company Cure Period. If Good Reason exists pursuant to the preceding sentence, the Participant may resign for Good Reason after the end of the Company Cure Period (or, if such breach is not curable, after the date such notice is given), but not later than 90 days after the initial existence of Good Reason. If the Company’s breach is cured within the Company Cure Period, Good Reason shall be deemed not to exist hereunder with respect to such applicable event or circumstance.
(h)    “Qualifying Termination” means, unless otherwise provided in a Participation Agreement, a Participant’s employment with the Company is terminated (i) by the Company without Cause or (ii) by the Participant for Good Reason, in each case, subject to the limitations set forth in Section 3.
(i)    “Plan Administrator” means the Chief People Officer of the Company, or such other individual as determined by the Compensation Committee from time to time.
(j)    “Plan Sponsor” means Doma Holdings, Inc.
(k)    “Termination Date” means the date on which the Participant’s employment with the Company or any of its subsidiaries is terminated.
3.    Eligibility
The Chief Executive Officer (“CEO”) and members of the Executive Leadership Team who report to the CEO, and other individuals as approved by the Compensation Committee, will be eligible to receive severance benefits under this Plan (each such eligible executive, a “Participant”) if they are selected by the Plan Sponsor to participate in the Plan and have signed and delivered to the Company, within the time set by the Company, a participation agreement (the “Participation Agreement”) in a form provided by the Plan Sponsor.
A Participant will be eligible for the severance payments and benefits provided under this Plan if the Participant experiences a Qualifying Termination; provided, however, that a Participant will not experience a Qualifying Termination if the Participant’s employment terminates on account of any of the following:
(a)    for Cause;
(b)    due to Disability;
(c)    due to the Participant’s death;
(d)    due to the Participant’s voluntary retirement;
(e)    due to the Participant’s voluntary resignation without Good Reason;
(f)    upon or in connection with the Participant’s acceptance of employment with any division, subsidiary, affiliate or managed entity of the Company;
(g)    due to the sale of any member of the Company Group or any business unit, facility, division or subsidiary thereof, to the extent the Participant is offered substantially equivalent employment by the purchaser or successor thereto; or

(h)    when a Participant’s position has been eliminated but another reasonably comparable position, as determined by the Compensation Committee in its sole discretion, with any division, subsidiary, affiliate or managed entity of the Company has been offered instead.
If a Participant indicates an intention to resign and the Company decides to accept the resignation at an earlier date, the Participant will not, for that reason, be entitled to severance under the Plan.
4.    Severance Payments and Benefits
Upon a Participant’s Qualifying Termination, subject to Section 5 below, the Participant will be entitled to receive the following severance payments and benefits (the “Severance Benefits”):
(i)    a lump sum payment equal to (a) the “Severance Multiplier” (as set forth below) multiplied by the Participant’s then-current base salary plus (b) a pro-rata portion of the Participant’s target bonus for the year in which the Termination Date occurs, based upon the number of days of the fiscal year occurring on or prior to the termination date divided by 365;
(ii)    if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), a lump sum payment equal to the full cost of the Participant’s COBRA premium payments (for the Participant and the Participant’s dependents) (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) during the “Health Period” (as set forth below);
(iii)    any earned but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s termination, payable when the annual bonus would have normally been paid or, if later, upon the execution of and expiration of any revocation period provided for in the Release (as defined below); and
(iv)    an amount of $10,000 for outplacement services.
The amounts set forth in clauses (i) and (ii) shall be paid in a lump sum as soon as practicable following the effective date of the Release; provided, however, that (x) in no event shall such amount be paid later than March 15 of the year following the year of termination and (y) if the period during which the Participant may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will be made in the second calendar year.

Unless otherwise provided in a Participant’s Participation Agreement, the Severance Multiplier and Healthcare Period shall be as follows:

Participant	Severance Multiplier	Healthcare Period
Chief Executive Officer	150%	18 months
Other Participants	100%	12 months
Notwithstanding the foregoing, in the event that (i) in connection with a Qualifying Termination (including in connection with a change in control or other similar transaction of the Plan Sponsor), a Participant becomes entitled to accelerated vesting of his or her unvested equity incentive awards, and (ii) the gross pre-tax value of such equity awards with accelerated vesting (as determined by the Compensation Committee in its sole discretion based on the per-share price as of the date of such acceleration, less any exercise price) exceeds five times the Participant’s then-current annual base salary, then the Participant shall not receive the severance amounts set forth in Section 4(i) above, but, for the avoidance of doubt, will remain eligible to receive the other Severance Benefits listed in Sections 4(ii) through (iv).
5.    Participation: Requirement of Release and Waiver and Compliance with Covenants
In order to be eligible to receive the severance payment and selected benefit continuation as outlined herein, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective general release and waiver of claims (a “Release”) in a form provided by the Plan Sponsor (and not revoke the release and waiver following delivery of the release and waiver to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, including under the Participant’s employment agreement with any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under this Plan, and the Participant may (in the discretion of the Compensation Committee) be obligated to repay any Severance Benefits previously paid under this Plan.
6.    Calculation of Severance Payment
Unless otherwise set forth in a Participation Agreement, Severance Benefits are determined based on the Participant’s position as of the Participant’s Termination Date, as determined in accordance with Section 4, and are subject to withholding of applicable federal, state and/or local taxes as required by law.
The Plan Sponsor shall have the discretion, from time to time and on a case-by-case basis, to provide such additional benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Participant create a precedent or require that any other Participant be provided such benefit, either under this Plan or any other plan or arrangement.
7.    Section 409A
The Plan Sponsor intends that all payments and benefits provided under the Plan shall satisfy the requirements for a short-term deferral or an involuntary separation plan payment so as not to be treated as deferrals of compensation. Notwithstanding the foregoing, to the extent any payments or benefits under the Plan are subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)    The Participant shall not be considered to have terminated employment with the Company unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A.
(b)    Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)    Any payments subject to execution of an effective release shall be paid within 60 days following the Participant’s separation from service; provided, however, if this 60-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the second calendar year on a date determined by the Plan Sponsor.
(d)    If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
The Plan Sponsor makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.
8.    Accrued Amounts.
In the event of any termination of employment for any reason, as of the Termination Date, the Participant shall be entitled to: (i) any base salary earned but not paid through the date of such termination, paid on the next regularly scheduled payroll date following such termination, (ii) any unreimbursed business expenses reimbursable and (iii) all other benefits, if any, due to the Participant, as determined in accordance with the plans, policies and practices of the Company and applicable law.
9.    Plan Administration
Doma Holdings, Inc. is the named fiduciary of the Plan and shall administer the Plan, acting through the Plan Administrator. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Plan Sponsor.
Not in limitation, but in amplification of the powers and duties specified in this Plan, the Plan Administrator shall:
(a)    Have all powers to administer the Plan, within its sole discretion.
(b)    Have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.
(c)    Correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Plan Administrator shall deem necessary to carry out the purposes of this Plan.
(d)    Have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by a Participant or representative thereof.
(e)    Have total and complete discretion to adopt, publish, and enforce such rules as the Plan Administrator shall deem necessary and proper for the efficient administration of the Plan.
All determinations by the “Company” referred to in the Plan shall be made by the applicable entity in its capacity as the employer. All determinations by Doma Holdings, Inc. referred to in the Plan shall be made by Doma Holdings, Inc. in its capacity as settlor of the Plan.
10.    General Provisions
Except to the extent that federal law governs, this Plan will be construed, administered and enforced in accordance with the laws of the State of Delaware.
Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this Plan.
Participants may not assign or transfer the benefits provided under this Plan.
Nothing in this Plan shall be construed as conferring any right upon a Participant with respect to the continuation of employment, or interfere with the right of the Company to terminate a Participant’s employment at any time.

For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Company, unless specifically provided for under the applicable plan documents or required by applicable law.
If the Company is obligated by the Worker Adjustment and Retraining Notification Act (“WARN”) to provide Participants compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under WARN.
11.    PLAN INFORMATION
(Information required by the Employee Retirement Income Security Act of 1974)

Plan Name Doma Holdings, Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay

Employer Identification Number	Plan Year Ends December 31

Plan Number Plan 502 Plan Sponsor Doma Holdings, Inc. Agent for Service of Legal Process General Counsel [ ]	Plan Administrator Chief People Officer [ ]
12.    Cost and Funding of the Plan
Doma Holdings, Inc. pays benefits of the Plan out of the general assets of the Company, at no cost to the Participant.
13.    Changing or Terminating the Plan
The Plan Sponsor reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, by action of the Board, or its delegate. Plan amendment, modification, suspension or termination may be made for any reason and at any time.
14.    ERISA Rights
Participants in the Doma Holdings, Inc. Executive Severance Plan have certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that Participants are entitled to:
(a)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan; and

(b)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. The Plan Administrator may make a reasonable charge for the copies.
15.    Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Plan Participants and beneficiaries. No one, including a Participant’s employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.
16.    Filing a Claim
If a Participant disagrees with the determination or payment of such Participant’s benefits, or if a Participant has any questions about receiving these benefits, such Participant should contact the Plan Administrator in writing at the address set forth in the Plan Information above.
17.    Time Frame for Claim Determinations Regarding Benefits
If a Participant receives an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Plan Administrator will notify the Participant of the adverse determination within a reasonable period of time, but not later than 90 days after receiving such Participant’s written claim. This 90-day period may be extended for up to an additional 90 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.
In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.
18.    If a Participant Receives an Adverse Benefit Determination
The Plan Administrator will provide a Participant with a notification of any adverse benefit determination that will set forth:
(a)    The specific reason(s) for the adverse benefit determination;

(b)    Reference to the specific Plan provisions on which the benefit determination is based;
(c)    A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and
(d)    A description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Plan Administrator.
19.    Procedures for Appealing an Adverse Benefit Determination
A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination.
A Participant has the right to:
(a)    Submit written comments, documents, records and other information relating to the claim for benefits;
(b)    Request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:
(i)    Was relied upon in making the benefit determination;
(ii)    Was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or
(iii)    Demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and
(c)    A review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will notify the Participant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Participant’s request for review by the Plan. This 60-day period may be extended for up to an additional 60 days if the Plan Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.

In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.
The Plan Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:
(a)    The specific reason(s) for the adverse benefit determination;
(b)    Reference to the specific Plan provisions on which the benefit determination is based;
(c)    A statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim. Note that a reasonable charge will be made for copies of the Plan document; and
(d)    A statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.
The Participant must exhaust this Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.
20.    Assistance with Questions
If the Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.